Contact: Tom Vessey	EXHIBIT 99.1

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

John Lang Joins 1st Centennial Bank as Chief Credit Officer

REDLANDS, Calif., April 25, 2005 — 1st Centennial Bancorp (OTC Bulletin Board: FCEN) (“the Company”), parent company of 1st Centennial Bank, today announced that John P. Lang has been appointed Executive Vice President and Chief Credit Officer of the Bank. Mr. Lang joins the Bank with extensive credit and finance background. Previously, Mr. Lang served in various capacities at Citizens Business Bank, for approximately 7 years. Prior to Citizens, he served as Senior Credit Officer and Chief Financial Officer of OneCentral Bank in Glendale, California from 1987 to 1997. Mr. Lang has nearly 35 years in banking.

Patrick J. Meyer, Chairman of the Board, stated “on behalf of the Board of Directors, we are pleased to announce that after several months, we have selected a well-qualified individual with the depth in credit analysis to take our Bank to the next step in our growth as a regional community bank in the market areas we serve.”

President and Chief Executive Officer, Thomas E. Vessey, previously the Chief Credit Officer, has filled both roles since the departure of Timothy P. Walbridge in October. Mr. Vessey stated, “Mr. Lang has many years of banking experience, combined with professionalism, wisdom and familiarity with 1st Centennial. He will be a natural fit for this critical position.”

1st Centennial Bank, with assets of $386 million, operates full-service branches in Redlands, Brea, Escondido, Palm Desert and Irwindale, and plans to open a branch office in Temecula in the second quarter of 2005. The Bank also operates a Real Estate/Construction loan production office in Redlands, and SBA and Religious Lending Divisions in Brea.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.